Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 25, 2022	TRADED: Nasdaq
LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
    WESTERVILLE, Ohio, August 25 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal fourth quarter and fiscal year ended June 30, 2022.
Summary
•Consolidated fourth quarter net sales increased 17.3% to a record $452.4 million. Retail segment net sales grew 8.8% in the quarter to $233.1 million while Foodservice segment net sales advanced 28.1% to $219.3 million.
•Consolidated gross profit improved 1.8% to a fourth quarter record $98.4 million.
•Consolidated gross profit margin was 21.8%, down 330 basis points versus last year’s fourth quarter, but improved 480 basis points from this year’s fiscal third quarter.
•Consolidated fourth quarter operating income declined $7.2 million to $33.7 million, including the unfavorable impact of $10.5 million in restructuring and impairment charges.
•Fourth quarter net income was $1.06 per diluted share versus $1.15 per diluted share last year. The restructuring and impairment charges reduced net income by $0.29 per diluted share.
CEO David A. Ciesinski commented, “We were pleased to report record fourth quarter sales and gross profit despite the difficult operating environment. I am also glad to share that the implementation phase of our ERP initiative, Project Ascent, which commenced July 1, is off to a great start with no notable concerns. Customer fulfillment levels remained strong before and after the system cutover with no unplanned disruptions in receiving orders, producing products or shipping orders. I extend my sincere thanks to all our associates here at Lancaster Colony for the tremendous effort they put forth to reach this important Project Ascent milestone, and for their ongoing support of this critical initiative to position our business for continued growth and success.”
“In both our Retail and Foodservice segments, fourth quarter net sales benefited from continued pricing actions taken to offset inflationary costs and incremental sales attributed to advance ordering by our customers near the end of the quarter ahead of our ERP go-live. Excluding the impact of the pricing and advance ordering, Retail segment sales volumes benefited from higher demand for our frozen garlic bread and frozen dinner rolls along with volume gains for Olive Garden® dressings. In the Foodservice segment, also excluding the impact of the pricing and advance ordering, sales volumes were driven by growth from select customers in our mix of national chain restaurant accounts and higher demand for our branded products.”

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“In our fiscal fourth quarter, we continued to experience extraordinary inflation for raw materials, packaging and freight at levels similar to those we endured in our fiscal third quarter. Through the benefit of our ongoing pricing actions, we made good progress in reducing the gap between our price levels and the inflationary costs as indicated by the sequential improvement in our reported gross profit margin, an increase of 480 basis points from our fiscal third to fourth quarter.”
“Looking ahead to fiscal 2023, our Retail sales will benefit from another round of pricing on our dressing and sauce products that took effect in early August. We expect continued growth from our licensing program behind new items, but Retail sales volumes will also face offsets from consumer demand elasticity and the ongoing impact of fiscal 2022 rationalization initiatives for some of our low-margin products. In Foodservice, we expect sales volumes to be led by growth from select quick-service restaurant customers in our mix of national chain restaurant accounts while the external factors of a slowing economy and changes in consumer sentiment may dampen demand.”
“It is important to note that our fiscal 2023 first quarter sales will be unfavorably impacted by the advance ordering that occurred in our fiscal fourth quarter as mentioned above. In addition, we are currently forecasting a notable increase in our commodity costs in the coming year versus fiscal 2022 and higher costs for other items such as packaging, labor and freight to pose a headwind to our financial results. To help mitigate these rising costs, beyond the pricing actions taken in fiscal 2022, we recently implemented the aforementioned round of pricing for dressings and sauces in our Retail segment while our Foodservice segment will continue to realize offsets to increased commodity and freight costs through contractual-based inflationary pricing. Our cost savings programs and other net price realization efforts will also help to offset the unfavorable impacts of inflation in the year ahead. Finally, the implementation phase for Project Ascent will continue throughout fiscal 2023 as we integrate additional plants and warehouses into our new ERP network.”
Fourth Quarter Results
Consolidated net sales increased 17.3% to a fourth quarter record $452.4 million. Advance customer orders ahead of our ERP go-live accounted for an estimated $25 million in incremental net sales in the fourth quarter, of which approximately $11 million was Retail and the remaining $14 million Foodservice. Retail segment net sales grew 8.8% to $233.1 million, including the benefits of pricing and advance customer orders. Retail segment sales volumes, measured in pounds shipped, decreased 2% including the favorable impact of the advance ordering and the unfavorable impact of some planned product line rationalizations, and compares to a notable volume increase of 9% in the prior year. Excluding the advance ordering and product line rationalizations, Retail segment sales volumes declined 1%. In the Foodservice segment, net sales increased 28.1% to $219.3 million. Foodservice sales volumes, measured in pounds shipped, increased 2% including the benefit of the advance ordering. Excluding the favorable impact of advance ordering, Foodservice sales volumes declined 4% as influenced by our decision to discontinue certain lower-margin product offerings and a comparison to strong growth last year. In the prior-year quarter, Foodservice sales volumes were up a significant 29%.

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Consolidated gross profit increased 1.8% to a fourth quarter record $98.4 million. Gross profit benefited from the pricing actions implemented throughout the year, including the action taken for our Retail frozen bread products midway through the fourth quarter. The increase in gross profit also reflects an estimated $5 million benefit from the approximately $25 million in incremental sales attributed to the advance customer orders ahead of our ERP go-live. While our gross profit margin showed sequential improvement from the fiscal third quarter, compared to last year our fiscal fourth quarter gross profit margin declined 330 basis points. Notable contributors to the gross margin decline include the inherent margin dilution with a dollar-for-dollar match between pricing and cost of sales inflation, along with the ongoing unfavorable impacts of significantly higher commodity and packaging costs; higher freight and warehousing costs; increased labor costs; increased costs to service the shifting demands of our business; and overall lower productivity.
SG&A expenses decreased $1.6 million to $54.2 million, due in part to a lower level of consumer spending compared to the prior year. Expenditures for Project Ascent totaled $11.0 million in the current-year quarter versus $10.3 million last year.
The restructuring and impairment charges of $10.5 million include the unfavorable impact of a noncash $8.8 million impairment charge to reduce the carrying value of the tradename intangible asset of Angelic Bakehouse, Inc. This impairment charge is reflected in the Retail segment.
Consolidated operating income declined $7.2 million to $33.7 million as the $1.7 million increase in gross profit and $1.6 million reduction in SG&A expenses were more than offset by the $10.5 million in restructuring and impairment charges. The incremental sales attributed to advance customer orders ahead of our ERP go-live added an estimated $5 million to consolidated operating income.
Net income decreased $2.7 million to $29.0 million, or $1.06 per diluted share, versus $31.7 million, or $1.15 per diluted share, last year. The restructuring and impairment charges reduced net income by $8.1 million, or $0.29 per diluted share. Expenditures for Project Ascent reduced net income by $8.4 million, or $0.31 per diluted share, in the current-year quarter compared to $7.9 million, or $0.28 per diluted share, in the prior-year quarter. Net income and earnings per diluted share in the current-year quarter also reflect the benefit of a lower tax rate due to the impact of nonrecurring favorable state tax adjustments.
Fiscal Year Results
For the fiscal year ended June 30, 2022, net sales increased 14.3% to $1.7 billion compared to $1.5 billion a year ago. Net income for the fiscal year totaled $89.6 million, or $3.25 per diluted share, versus the prior-year amount of $142.3 million, or $5.16 per diluted share. In fiscal 2022, expenditures for Project Ascent decreased net income by $30.1 million, or $1.09 per diluted share, restructuring and impairment charges reduced net income by $26.9 million, or $0.98 per diluted share, and changes in contingent consideration increased net income by $2.7 million, or $0.10 per diluted share. In fiscal 2021, expenditures for Project Ascent decreased net income by $28.9 million, or $1.05 per diluted share, impairment charges reduced net income by $0.9 million, or $0.03 per diluted share, and changes in contingent consideration increased net income by $4.3 million, or $0.16 per diluted share.

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Conference Call on the Web
    The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 25, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-
looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•inflationary pressures resulting in higher input costs;
•efficiencies in plant operations and our overall supply chain network;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•fluctuations in the cost and availability of ingredients and packaging;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•the impact of customer store brands on our branded retail volumes;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•adequate supply of labor for our manufacturing facilities;
•cyber-security incidents, information technology disruptions, and data breaches;
•complexities related to the implementation of our new enterprise resource planning system;
•geopolitical events, such as Russia’s recent invasion of Ukraine, that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•the potential for loss of larger programs, including licensing agreements, or key customer relationships;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the extent to which recent and future business acquisitions are completed and acceptably integrated;
•the ability to successfully grow recently acquired businesses;
•dependence on key personnel and changes in key personnel;
•the effect of consolidation of customers within key market channels;

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•maintenance of competitive position with respect to other manufacturers;
•stability of labor relations;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the outcome of any litigation or arbitration;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
Net sales	$452,413	$385,566	$1,676,390	$1,467,067
Cost of sales	353,995	288,892	1,320,671	1,080,344
Gross profit	98,418	96,674	355,719	386,723
Selling, general & administrative expenses	54,178	55,756	212,098	205,363
Change in contingent consideration	—	—	(3,470)	(5,687)
Restructuring and impairment charges	10,529	—	35,180	1,195
Operating income	33,711	40,918	111,911	185,852
Other, net	227	(40)	477	(107)
Income before income taxes	33,938	40,878	112,388	185,745
Taxes based on income	4,894	9,152	22,802	43,413
Net income	$29,044	$31,726	$89,586	$142,332

Net income per common share: (a)
Basic	$1.06	$1.15	$3.26	$5.17
Diluted	$1.06	$1.15	$3.25	$5.16

Cash dividends per common share	$0.80	$0.75	$3.15	$2.95

Weighted average common shares outstanding:
Basic	27,447	27,478	27,448	27,475
Diluted	27,453	27,531	27,472	27,518
(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2022	2021	2022	2021
NET SALES
Retail	$233,108	$214,310	$915,210	$828,963
Foodservice	219,305	171,256	761,180	638,104
Total Net Sales	$452,413	$385,566	$1,676,390	$1,467,067

OPERATING INCOME
Retail	$31,630	$43,846	$151,627	$188,403
Foodservice	30,055	22,203	82,745	89,048
Nonallocated Restructuring and Impairment Charges	(1,758)	—	(25,507)	—
Corporate Expenses	(26,216)	(25,131)	(96,954)	(91,599)
Total Operating Income	$33,711	$40,918	$111,911	$185,852

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2022	June 30, 2021
ASSETS
Current assets:
Cash and equivalents	$60,283	$188,055
Receivables	135,496	97,897
Inventories	144,702	121,875
Other current assets	11,300	15,654
Total current assets	351,781	423,481
Net property, plant and equipment	451,368	364,622
Other assets	287,225	313,182
Total assets	$1,090,374	$1,101,285

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,972	$110,338
Accrued liabilities	50,613	63,585
Total current liabilities	165,585	173,923
Noncurrent liabilities and deferred income taxes	80,102	84,215
Shareholders’ equity	844,687	843,147
Total liabilities and shareholders’ equity	$1,090,374	$1,101,285
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